Exhibit 99

News Release

Release Date: April 26, 2012	Contact:	Peter J. Rogers, Jr.
Executive Vice President, Investor Relations
443-285-8059
progers@micros.com

MICROS Announces Agreement To Acquire Torex Retail Holdings, Ltd.

Columbia, MD – April 26, 2012—MICROS Systems, Inc. (NASDAQ:MCRS), a leading provider of information technology solutions for the hospitality and retail industries, is pleased to announce that it has signed an agreement to acquire the outstanding stock of Torex Retail Holdings, Ltd. from its private equity owners. The purchase price is approximately £114.5 million in cash and the assumption of debt valued at £48.0 million. Torex Retail Holdings, Ltd., headquartered in Dunstable, England, is a provider of information technology systems for the retail, fuel and convenience stores and pub markets in the United Kingdom and Continental Europe. The deal is expected to close in a timely fashion, subject to customary government approvals.

Tom Giannopoulos, MICROS’s Chairman and CEO stated, “We are excited about our agreement to purchase Torex Retail Holdings, Ltd. This acquisition is an important step forward for MICROS to fully launch its retail technology business in the United Kingdom and Continental Europe. Torex has a broad customer base and product and service portfolio. We look forward to welcoming the Torex employees and customers to MICROS.”

About MICROS Systems, Inc.
MICROS Systems, Inc. provides enterprise applications for the hospitality and retail industries worldwide. Over 330,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, leisure and entertainment, and retail operations in more than 180 countries, and on all seven continents. In addition, MICROS provides property management systems, central reservation and customer information solutions under the brand MICROS-Fidelio for more than 26,000 hotels worldwide, as well as point-of-sale, loss prevention, and cross-channel functionality through its MICROS-Retail division for more than 100,000 retail stores worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS.

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